UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Reportable Event): July 27, 2009 (July 22, 2009)

INNOVATIVE CARD TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51260	90-0249676
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

633 West Fifth Avenue, Suite 2600 Los Angeles, California, 90071
(Address of principal executive offices, Zip Code)

(213) 223-2142
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

INNOVATIVE CARD TECHNOLOGIES, INC.

July 27, 2009

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2009, Innovative Card Technologies, Inc. (“Company”) amended its non-executive board compensation policy (“Policy”).  Pursuant to the terms of the Policy, non-employee directors will be entitled to the following compensation for service on the Company’s board of directors:

First Year Grant.  Upon joining the board, members will receive options to purchase 100,000 common shares. The options shall vest as follows: (i) 25,000 shall vest on the one month anniversary of joining the Board; and (ii) 75,000 shall vest quarterly over a one year period commencing on the date such Director joins the Board.

Annual Grant.  Starting on the first year anniversary of commencing service as a board member, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 50,000 shares of common stock. These Annual Grants will vest quarterly during the year.

Committee Grant.  Each Director will receive options to purchase an additional 25,000 shares for each committee on which he or she serves. These Committee Grants will vest quarterly during the year.

Special Committee Grants.   From time to time, board members may be requested by the board to provide extraordinary services by way of serving on a special committee.  These services may include such items as the negotiation of key contracts, assistance with technology issues, or such other items as the general board deems necessary and in the best interest of the Company and its shareholders.  In such instances, the board of directors should have the flexibility to issue special committee grants.   The amount of such grants would vary commensurate with the function and tasks of the special committee.

Measure Date.  For purposes of this plan, all current directors will be considered first year directors and be eligible for the First Year Grant.  Irrespective on when a director joined the Board, all current directors shall have as their anniversary date the date that this plan is approved by the Board.  All subsequent directors will have as their measure date the date on which they accepted appointment to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNOVATIVE CARD TECHNOLOGIES, INC.

Date: July 27, 2009	By:	/s/ Richard Nathan
Chief Executive Officer